Exhibit 99.1

Spero Announces Appointment of Scott Jackson to its Board of Directors

Spero brings significant commercial leadership and business development experience to its Board of Directors with appointment of pharmaceutical veteran, Scott Jackson

CAMBRIDGE, Mass., April 16, 2020 -- Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing treatments in high unmet need areas involving multi-drug resistant bacterial infections and rare diseases, today announced the appointment of Scott Jackson to its Board of Directors, effective as of today. Mr. Jackson has more than thirty years of corporate leadership experience within the pharmaceutical and biotechnology industry, most recently serving as the Chief Executive Officer and a member of the Board of Directors of Celator Pharmaceuticals, Inc. until it was acquired by Jazz Pharmaceuticals plc.

“We are very excited to welcome Scott as the newest member of the Spero Board of Directors,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. "Scott’s impressive accomplishments in sales, marketing and commercial operations as well as in building considerable value for companies with therapies that have a high potential will be an asset to Spero as we progress tebipenem HBr through its ongoing Phase 3 clinical trial towards commercialization, if approved, and advance our other pipeline candidates.”

Prior to joining Celator Pharmaceuticals, Mr. Jackson held positions of increasing responsibility in sales, marketing and commercial development at multiple companies, including Eli Lilly & Company, SmithKline Beecham plc, ImClone Systems Incorporated, Centocor, Inc., a division of Johnson & Johnson, Eximias Pharmaceutical Corporation and YM BioSciences Inc.  Mr. Jackson presently serves on the Board of Directors of MacroGenics, Inc. and GlycoMimetics, Inc. He also served on the Board of Trustees of the Eastern Pennsylvania Chapter of The Leukemia and Lymphoma Society from March 2013 to June 2019. Mr. Jackson holds a B.S. in pharmacy from the Philadelphia College of Pharmacy and Science and an M.B.A. from the University of Notre Dame.

“As an oral treatment for complicated urinary tract infections, Spero’s lead product candidate, tebipenem HBr, is positioned to be an attractive treatment choice for patients, payors and physicians alike to avoid unnecessary hospitalization,” said Mr. Jackson. “This is an incredibly important time for the company with Phase 3 data for tebipenem HBr expected in the third quarter of 2020 and I am excited to work with the Board and management team toward a potential commercial launch.”

About Spero

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is designed to be the first oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of rare, orphan disease caused by pulmonary non-tuberculous mycobacterial (NTM) infections.

Spero also has an IV-administered next generation polymyxin product candidate, SPR206, being developed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about Spero’s expectation that positive results from a single pivotal Phase 3 clinical trial of tebipenem HBr and ancillary supportive studies to be conducted in parallel with the Phase 3 trial will support the approval of tebipenem HBr; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, including the timing of Spero’s regulatory meeting with the FDA regarding SPR720, the timing of Spero’s IND submission with the FDA regarding SPR720, the commencement of Spero’s planned Phase 2a clinical trial of SPR720 and the commencement of Spero’s planned Phase 1 bronchoalveolar lavage (BAL) clinical trial assessing the penetration of SPR206 into the pulmonary compartment; management’s assessment of the results of such preclinical studies and clinical trials; the timing of clinical data, including the availability of pharmacokinetic data from the lead-in cohort in the Phase 3 clinical trial of tebipenem HBr, final data from the Phase 1 clinical trial of SPR720 and final data from the Phase 1 clinical trial of SPR206; and Spero’s cash forecast and anticipated expenses, anticipated payments under Spero’s agreement with Everest Medicines, potential payments under Spero’s agreement with BARDA, the sufficiency of its cash resources and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the FDA will accept a single pivotal study for approval of tebipenem HBr; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spero’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; whether Spero will satisfy all of the pre-conditions to receipt of the development milestone payment under its agreement with Everest Medicines; whether BARDA elects to exercise its second option under Spero’s agreement with BARDA; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether Spero’s clinical and preclinical development programs are delayed or disrupted due to the coronavirus; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Spero Investor and Media Contact:
Sharon Klahre
Senior Director, Investor Relations
857-242-1547
IR@sperotherapeutics.com